Exhibit 77Q1a
ARTICLES OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
CREDIT SUISSE SELECT EQUITY FUND, INC.

Credit Suisse Select Equity Fund, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland General Corporation Law, hereby certifies that:

FIRST: Article II of the Charter of the Corporation is amended to read as follows:"ARTICLE II NAME The name of the corporation is Credit Suisse Large Cap Blend Fund, Inc."

SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors. The amendment is limited to a change expressly permitted by 2 605 of the Maryland General Corporation Law to be made without action by the stockholders and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

THIRD: The above amendment to the Charter shall become effective on August 8, 2005.IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.

DATE: August 1, 2005	/s/ J. Kevin Gao
J. Kevin Gao
Vice President and Secretary
ATTEST:
/s/Michael Pignataro
Michael Pignataro
Treasurer

Amendment to the By-Laws
of
Credit Suisse Select Equity Fund, Inc.

Pursuant to Article VIII of the By-Laws of Credit Suisse Select
Equity Fund, Inc., the name has changed to Credit Suisse
Large Cap Blend Fund, Inc.

Dated the 8th of August, 2005